Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION
ADDS VICE PRESIDENT OF OPERATIONS AND
ANNOUNCES NEW VICE PRESIDENT OF ENGINEERING

CLEARWATER, FLORIDA, April 4, 2008 – Technology Research Corporation (“TRC”), (NASDAQ-TRCI), announced today that Brad Freeman has joined TRC as Vice President of Operations and Doug Tilghman succeeds Frank Brugner as Vice President of Engineering.

President and CEO, Owen Farren stated, “Over the last year TRC has worked very closely with its major customers to establish itself as their design partner of unique solutions for electrical safety and power management.  This in turn is creating even more sophisticated design opportunities.”  Mr. Farren added, “I am pleased to announce the appointments of both Brad and Doug who will play key roles in enabling us to accelerate these business opportunities with our customers.”

Brad Freeman comes to TRC from R2 Technology where he most recently held the position of Vice President of Global Supply Chain, Operations, Customer Service and Information Technology. Previously, Brad held positions as Vice President and Chief Information Officer as well as Vice President of Supply Chain Development and Strategic Purchasing with Siemens Medical Solutions Ultrasound Division, and before that he was the Director of Materials/Purchasing with Invensys Electro Corporation.  Brad holds a B.S. in Political Science from Florida State University.

Doug Tilghman is assuming the position of Vice President of Engineering from Frank Brugner in preparation for Frank’s retirement.  Doug joined TRC in October of 2007 as Vice President of Business Development.  He brings over 17 years of electronics industry experience in Engineering and Operations. Previously, Doug held positions as Director of Engineering at Laird Technologies, Director of Engineering with S.L.Waber, S.L. Industries and was the AFCI Program Manager with General Electric.  He holds an Electrical Engineering Degree and Masters Degree in Engineering Management from Widener University and is currently working on his Ph.D. in Engineering Management from Kennedy-Western University.

Technology Research Corporation designs, manufacturers and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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